UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2016

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

37/F, The Centrium

60 Wyndham Street
Central, Hong Kong SAR

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02 Termination of a Material Definitive Agreement

On December 21, 2016, we, together with the venue and land owners of Dreamworld Club (Poipet), entered into an agreement to terminate the machines operation and participation agreement among the parties dated April 2, 2012, or the participation agreement, effective December 1, 2016. Pursuant to the participation agreement, the ownership of the Dreamworld Club (Poipet) building structure, which was constructed and paid for by us on the property of the land owner of Dreamworld Club (Poipet), reverted to the venue owner upon termination of the participation agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 21, 2016, we completed the sale of gaming assets in Cambodia, including our 278 electronic gaming machine (EGM) seats placed in Dreamworld Club (Poipet), 72 EGM seats held in Cambodia storage and gaming equipment spare parts and accessories, to the venue owner of Dreamworld Club (Poipet) in Cambodia for cash proceeds of $900,000. The cash proceeds from the sale were received in full and the transaction closed on December 23, 2016.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated December 28, 2016 regarding the registrant’s sale of its gaming assets in Cambodia and the termination of its machines operation and participation agreement for Dreamworld Club (Poipet)	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: December 28, 2016	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer